Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267390

Prospectus Supplement No. 9
(To Prospectus dated September 29, 2022)

SENTI BIOSCIENCES, INC.
Up to 8,727,049 Shares of Common Stock
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This prospectus supplement no. 9 (this “Prospectus Supplement”) amends and supplements the prospectus dated September 29, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-267390). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SNTI”. On August 10, 2023, the last quoted sale price for the Senti Common Shares as reported on Nasdaq was $0.80 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
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Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2023
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SENTI BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-40440	86-2437900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Corporate Drive, First Floor
South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 382-3281

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SNTI	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 7, 2023, Senti Biosciences, Inc. (the “Company” or “Senti Bio”) received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive trading days, the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), had closed below the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”).
The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Global Market and the Common Stock will continue to trade on The Nasdaq Global Market.
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until February 5, 2024 (the “Compliance Date”) to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to February 5, 2024, and the Staff will provide written notification to the Company that it complies with the Minimum Bid Price Requirement and the Common Stock will continue to be eligible for listing on The Nasdaq Global Market. There can be no assurance that the Company will be able to regain compliance or that Nasdaq will extend the compliance period.
If the Company does not regain compliance by February 5, 2024, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company must submit an application to transfer the listing of the Common Stock to The Nasdaq Capital Market, which requires the Company to meet the continued listing requirement for market value of publicly held shares as well as all other standards for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement. The Company would also need to pay an application fee to Nasdaq and to provide written notice of its intention to cure the bid price deficiency during the additional compliance period. As part of its review process, Nasdaq will make a determination of whether it believes the Company will be able to cure this deficiency.
If the Company does not regain compliance within the compliance period(s), Nasdaq will provide written notification to the Company that the Common Stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel. There can be no assurance that, if the Company decides to appeal the delisting determination, such appeal would be successful.
The Company intends to monitor the closing bid price of the Common Stock and may, if appropriate, consider taking actions to regain compliance with the Minimum Bid Price Requirement, including, subject to approval of the Company’s Board of Directors and stockholders, effecting a reverse stock split. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTI BIOSCIENCES, INC.

Date:	August 11, 2023	By:	/s/ Timothy Lu
		Name:	Timothy Lu, M.D., Ph.D.
		Title:	Chief Executive Officer & President